UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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Filed by a party other than the Registrant ☐

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

RENN Fund, Inc.

(Name of Registrant as Specified In Its Charter)

____________________________________________________________________________

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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RENN Fund, Inc. The Entrepreneurial Difference

RENN Fund, Inc. Acknowledges Receipt of Non-Binding Proposal from Etude Capital

DALLAS, TX – June 28, 2016 -- RENN Fund, Inc. (NYSE MKT: RCG) (the “Fund”) today acknowledged receipt of two letters relating to non-binding proposals from Etude Capital, LLC (“Etude”). The first proposal, as outlined in Etude’s June 13, 2016 press release, relates to certain changes in the Board of Directors, investment advisor and distribution of specified assets to shareholders, while the second proposal relates to an acquisition of at least 25% of the Fund’s outstanding stock by Etude.

The Board of Directors of the Fund has requested additional and clarifying information about the proposals and, in accordance with its fiduciary duties, will carefully review and consider any legitimate and complete proposal presented. The Board has determined at this time, however, to continue with the agenda planned for the Fund’s annual meeting at which shareholders will consider a proposal to approve an orderly liquidation and dissolution of the Fund as outlined in the Fund’s proxy statement distributed in connection with the meeting. In making this determination, the Board took into account that Etude had not provided sufficient details regarding the proposals (including structure of the proposals, Etude’s ability to finance the proposals, or the benefits to be realized by the Fund’s shareholders) for the Board to conclude that the proposals are in the best interest of the Fund’s shareholders at this time; that Etude has presented other proposals in the past that similarly lacked sufficient detail for the Board to conclude that they were in the best interest of the Fund’s shareholders; that the proposals were conditioned on continued due diligence and other approvals by Etude; that the price offered was inadequate; and that if a legitimate proposal that the Board determines to be in the best interests of the Fund’s shareholders is received after a liquidation is approved by shareholders and before the Fund is liquidated and dissolved, the Board can abandon the plan of liquidation with the approval of shareholders.

For additional information about the Fund, please visit www.rencapital.com.

Important Additional Information filed with the SEC

This press release is for informational purposes only. It is not a solicitation of a proxy. In connection with the plan of liquidation and dissolution, the Fund has filed with the SEC a definitive proxy statement and other relevant materials. Shareholders may obtain a free copy of the proxy statement and the other relevant materials, and any other documents filed by the Fund with the

11529 N. Central Expressway Suite 162 Dallas, Texas 75243

214-891-8294 FAX: 214-891-8291

RENN Fund, Inc. The Entrepreneurial Difference

SEC, at the SEC’s web site at http://www.sec.gov. The Fund has made available or mailed a copy of the definitive proxy statement to shareholders of record on the record date. A free copy of the proxy statement, and other documents filed with the SEC by the Fund may also be obtained by directing a written request to: RENN Fund, Inc., Attn: Secretary, lynnemarie@rencapital.com. SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND THE OTHER RELEVANT MATERIALS BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE PLAN OF LIQUIDATION AND DISSOLUTION BECAUSE THEY CONTAIN IMPORTANT INFORMATION.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on the current expectations and beliefs of the Fund’s management and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Such statements involve risks and uncertainties that may cause results to differ materially from those set forth in these statements. Such risks and uncertainties include, but are not limited to, the following: the ability of the Fund to obtain shareholder approval of the proposed plan of liquidation and dissolution; the possibility that the Fund’s Board of Directors could elect to abandon or delay implementation of the plan of liquidation and dissolution; the possibility of the Fund’s receipt of additional or clarified proposals; the Fund’s ability to accurately estimate and make reasonable provision for the amounts required to pay all operating expenses, as well as other liabilities and obligations through the dissolution and wind-down process; the precise nature, amount and timing of any distributions to shareholders; the possibility that any distributions to shareholders could be diminished and/or delayed by, among other things, sales of our securities or other assets, unexpected or greater than expected expenses, liabilities or obligations; the possibility that distributions to shareholders may take several years to complete; the expectation that the shareholder meeting to approve the plan of liquidation and dissolution will occur on the date set forth herein; and other statements contained in this press release regarding matters that are not historical facts. Additional risk factors are more fully discussed in the Fund’s periodic reports filed with the SEC, all of which are available from the SEC’s website (www.sec.gov). The Fund is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events, or otherwise, except to the extent required by applicable law.

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Investor Contact:

RENN Capital Group, Inc.

Kathryn Semon

(214) 891-8294

11529 N. Central Expressway Suite 162 Dallas, Texas 75243

214-891-8294 FAX: 214-891-8291